Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Travere Therapeutics, Inc.
San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-259311) and Form S-8 (Nos. 333-273667, 333-266957, 333-258257, 333-240222, 333-232857, 333-224848, 333-218582, 333-213599, 333-206510 and 333-200224) of Travere Therapeutics, Inc. (“the Company”) of our report dated February 23, 2023, except for the effects of discontinued operations discussed in Notes 1 and 19, as to which the date is February 20, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Diego, California

February 20, 2024